CAMBIO, INC.
                      SERIES A CONVERTIBLE PREFERRED STOCK
                           SUMMARY OF PRINCIPAL TERMS



Issuer:             Cambio, Inc. ("CAMB" or the "Company")

Securities:         Up to  $3,750,000  (37,500  shares) of Series A  Convertible
                    Preferred Stock (the "Preferred Stock"). See Exhibit A.

Price:              $100 per share for the Preferred Stock.

Use of Proceeds:    Debt conversion,  to repay debt, to fund future  development opportunities, and for working capital needs.

Seniority:          The  Preferred  Stock  will  rank  senior  in all  respects, including payment on liquidation and redemption, to all other equity securities of the Company.

Rights, Preferences, and
Privileges of Preferred Stock

1) Conversion:      The holders (collectively,  the "Investor Group") shall have the right to convert the Preferred Stock, in whole or in part, at any time, into shares of Common Stock of the Company.

2) Conversion
   Price: $0.20 per share of Common Stock, subject to adjustment for a Diluting Issuance (as defined below).

3) Dividend
   Provisions:      The  holders of the  Preferred  Stock  shall be  entitled to receive cash dividends in an amount equal to the equivalent per share dividend declared on the Common Stock, when and as declared by the Board of Directors. It is not expected, however, that the Company will declare any dividends on the Common Stock..

4) Liquidation
   Preference:      In  the  event  of  any  liquidation  or  winding  up of the
                    Company, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock and any series of preferred stock ranking junior to the Preferred Stock, an amount (the "Liquidation
                    Amount") equal to the greater of: (i) the original purchase price per share of Preferred Stock then held by such holders, plus all declared but unpaid dividends; (ii) the amount that such holder would receive if it had converted the Preferred Stock to Common Stock prior to the event.

5)  Anti-Dilution
    Provisions:     The Initial Conversion Price of the Preferred Stock shall be subject to  adjustment  on a full ratchet basis for a period of 18 months  beginning  on the closing  date (i.e.,  if the
                    Company  issues  stock at a price  less than the  conversion price,  the  conversion  price will be adjusted  downward to such price),  and thereafter on a weighted average basis, in certain events including: (i) any subdivisions, combinations or reclassifications of the Company's Common Stock; (ii) any payment,  issuance  or  distribution  by the  Company to its
                    stockholders   of  a  stock  dividend.   The   anti-dilution
                    provisions exclude shares subject to stock options under stock option, compensation or similar benefit plans.


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6) Early Redemption:At the  option  of the  holders  upon the  occurrences  of a
                    Liquidation Event the holders shall receive the Liquidation Amount. A "Liquidation Event" shall include: (i) a sale of all or substantially all of the operating assets of the Company; (ii) an event that causes the Company to become insolvent; (iii) an event that takes the Company private.

7) Call Privilege:  At any time after the  closing,  the  Company may "Call" the
                    Preferred Stock if the Common Stock has traded at 500% of the Conversion Price, or above, for 30 consecutive days with an average daily volume in excess of 50,000 shares. After receiving a "Call Notice", the holders of the Preferred Stock shall have 20 days in which to convert their Preferred Stock prior to the Company effecting the Call.

8) Voting Rights:   The holders of  Preferred  Stock shall vote with the holders of Common Stock and shall have the right to that number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock in all matters. See also "Restrictive Covenants" below.

9) Registration
   Rights: The registration rights granted to holders of the Preferred Stock will rank pari passu with any registration rights the Company has previously granted and senior to any it may grant hereafter with respect to priority in any offering. At any time following the closing of the purchase of the Preferred Stock, the holders shall be entitled to two (2) demand registrations. All fees and expenses incident to the Company's or the Investor Group's performance of or compliance with the Registration pursuant to this Agreement shall be borne by the Company whether or not any of the Registration Statements become effective.

10)  Information
     Rights: So long as shares of Preferred Stock are outstanding, the holders shall be furnished by the Company with: (i) all publicly available financial and news information produced by the Company; (ii) an officer's certificate of compliance with the restrictive covenants referred to below on a quarterly basis; (iii) audited yearly financials within 90 days of year end; (iv) quarterly financials within 45 days; and (v) information that they may reasonably request.

11)  Board of
     Directors:     The Board will  consist of up to 7  members,  a majority  of which will be comprised of persons other than employees of the Company and its subsidiaries ("unaffiliated members").
                    Until such time as the holders of the Preferred Stock shall have exercised their right to elect five (5) directors.

12)  Restrictive
     Covenants:     The Company may not, without the consent of the holders of a majority of the shares of Preferred Stock: (i) issue any class or series of equity or equity-linked security senior or pari passu to the Preferred Stock as to payment of dividends or payments on liquidation or winding up of the Company; (ii) enter into any agreement that would restrict the Company's right to perform under the Stock Purchase
                    Agreement; (iii) incur debt or encumber its assets above $10 million; (iv) amend the charter or bylaws in any manner which would impair or reduce the rights of the Preferred
                    Stock; (v) liquidate or dissolve; (vi) go private; (vii) redeem or repurchase any outstanding stock except pursuant to employee stock option or similar plans; or (viii) enter into any other line of business other than a business substantially similar or related to the existing business.
                    These rights will be transferable to any purchaser of the Preferred Stock; provided that the purchaser is reasonably acceptable to the Company.


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13)  Preemptive
     Rights: Holders of Preferred Stock shall have the right to purchase that number of shares of future offerings of equity securities (or warrants or securities convertible into equity securities) of the Company that will enable them to maintain their fully diluted percentage ownership of the Company at the offering price or the price being aid by the third party, as applicable. Excluded are all shares issued:
                    (i) to employees, officers, or directors pursuant to plans approved by the Board; (ii) in connection with mergers or acquisitions.

14)  Purchase
     Agreement:     The Preferred  Stock shall be purchased  pursuant to a stock purchase agreement (the "Stock Purchase  Agreement") drafted
                    by  counsel  to  the  Investor   Group  and  shall   contain
                    representations, warranties and covenants of the Company and conditions to closing customary for transaction of this kind.

15) Professional Fees
    and Expenses:   In the event the transactions contemplated by this letter of intent are consummated, the Company shall pay all legal fees and disbursements related to the transaction contemplated hereby (which shall not exceed $10,000), such payment to be made at the closing of the transaction.


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                                    EXHIBIT A

The Series A Convertible Preferred Stock will allow for the following possible transactions.


Frederick Adler Note Conversion - $754,790

Euro-America Note Conversion - $302,528

Phifer Note Conversion - $200,000

Western Bank Note - $150,000

Existing Cambio Networks Note Holders - $250,000

Accrued Interest Owed to Cambio Networks Note Holders - $100,000

New Investment - $1,992,682